EXHIBIT 21.1

XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
Subsidiaries

XM Satellite Radio Inc.	State of Delaware
XM Equipment Leasing LLC	State of Delaware
XM EMall Inc.	State of Delaware
XM Radio Inc.	State of Delaware
XM Innovations Inc.	State of Delaware
XM Capital Resources Inc.	State of Delaware
XM 1500 Eckington LLC	State of Delaware
XM Investment LLC	State of Delaware
Effanel Music, Inc.	State of New York
Interoperable Technologies LLC	State of Delaware
Satellite Public Radio Inc.	Washington, D.C.